UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 18, 2008 (April 16, 2008)

Date of Report (Date of earliest event reported):

PROTECTIVE LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Tennessee	001-31901	63-0169720
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South
Birmingham, Alabama 35223
(Address of principal executive offices and zip code)

(205) 268-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On April, 16, 2008, the Company entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among Protective Life Corporation (“PLC”), the Company, the Several Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, to increase the commitment to a maximum principal amount of $500 million (the “New Credit Facility”).  PLC and the Company have the right in certain circumstances to request that the commitment under the New Credit Facility be increased up to a maximum principal amount of $600 million.  Balances outstanding under the New Credit Facility will accrue interest at a rate equal to (i) either the prime rate or the London Interbank Offered Rate (LIBOR), plus (ii) a spread based on the ratings of PLC’s senior unsecured long-term debt.  The Credit Agreement provides that the Company is liable for only those obligations for borrowings and letters of credit incurred by the Company under the New Credit Facility and will not be responsible for the obligations of PLC.  The maturity date on the New Credit Facility is April 16, 2013.  On March 31, 2008, PLC had $20 million outstanding under the existing $200 million revolving line of credit due July 30, 2009 (the “Existing Credit Facility”).  PLC paid the outstanding balance under the Existing Credit Facility in full on April 16, 2008.  There is currently no balance outstanding under the New Credit Facility.

The foregoing description of the Credit Agreement is not complete and qualified in its entirety by reference to the full text of that agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

10.1 -

Second Amended and Restated Credit Agreement among the Protective Life Corporation, Protective Life Insurance Company, the Several Lenders from time to time party thereto, and Regions Bank, as Administrative Agent, dated as of April 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE LIFE INSURANCE COMPANY

/s/ Steven G. Walker
Steven G. Walker
Senior Vice President, Controller
and Chief Accounting Officer

Dated:  April 18, 2008